UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 4, 2005

BROOKSTONE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21406	06-1182895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE INNOVATION WAY, MERRIMACK, NH	03054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 603-880-9500.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

October 4, 2005, Brookstone, Inc. (the “Company”) announced the closing of its definitive merger agreement to be acquired by Brookstone Holdings Corp., a Delaware corporation. Each outstanding share of Company stock was converted into the right to receive $20.00 in cash and ceased to be publicly traded on the NASDAQ National Market System.

As a result of the merger, 100% of the Company’s outstanding capital stock is owned by Brookstone Holdings Corp. All of the capital stock of Brookstone Holdings Corp. is indirectly owned by a private investment consortium led by OSIM International (“OSIM”), a Singapore-listed healthy lifestyle products company, JW Childs Associates, L.P. (“JW Childs”), a Boston-based private equity firm, Temasek Holdings (Private) Limited (“Temasek”), a Singapore-based investment company and certain members of the Company’s management team, therefore the Company’s continued operations will be as a privately-held company. The transaction was approved by the Company’s Board of Directors on April 15, 2005 and as amended on July 15, 2005 and by a vote of the majority of the Company’s stockholders on September 22, 2005 at the Company’s Annual Meeting of Stockholders.

The aggregate purchase price paid in connection with the merger amounted to approximately $432 million provided through a combination of equity contributions from OSIM, JW Childs and Temasek of approximately $240 million, approximately $9 million from certain members of the management team, and approximately $183 million in 12% second lien senior secured notes.

At the effective time of the Merger, each member of the Company’s board of directors, other than Michael Anthony, resigned. Mr. Anthony remains on the Board of Directors and continues as the Company’s President and Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 October 4, 2005 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 7, 2005

By: /s/ Philip W. Roizin

Philip W. Roizin

Executive Vice President, Finance

and Administration,

Treasurer and Secretary

(Principal Financial Officer and duly

authorized to sign on behalf of registrant)